UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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MERGE HEALTHCARE INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGE HEALTHCARE INCORPORATED
200 East Randolph Street, Suite 2435
Chicago, Illinois  60601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Saving Time on Monday, June 18, 2012.

PLACE	Merge Healthcare Incorporated 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601

REGISTRATION FOR MEETING	Please note that stockholders who wish to attend the annual meeting must register no later than June 14, 2012 on our website at www.merge.com/annualmeeting .

ITEMS OF BUSINESS	• To elect seven (7) members of the Board of Directors, each for a term of one (1) year or until their successors are duly elected and qualified.

• To ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for the 2012 fiscal year.

• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a stockholder of record on April 20, 2012.

MATERIALS TO REVIEW	• Notice of Annual Meeting of Stockholders and Proxy Statement

• 2011 Annual Report on Form 10–K

The Company is again pleased to take advantage of the United States Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet.  These rules allow the Company to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting.

April 30, 2012	Ann G. Mayberry–French General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, JUNE 18, 2012.

This Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report on Form 10–K are available on our web site at
www.merge.com/annualmeeting/.

Certain Corporate and Stockholder Information are available on our website at www.merge.com/company/investors/corporate-governance.aspx.

You may obtain directions to the Annual Meeting by written or telephonic request directed to our General Counsel and Corporate Secretary, Merge Healthcare Incorporated,
200 East Randolph Street, Suite 2435, Chicago, Illinois 60601 or by telephone at (312) 565–6868.

Your vote is very important to us.  Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible.  If you received a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail if you prefer.

Merge Healthcare Incorporated 200 East Randolph Street, Suite 2435 Chicago, Illinois 60601 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the members of the Board of Directors (individually, a “Director” and, collectively, the “Board” or “Directors”) of Merge Healthcare Incorporated, a Delaware corporation (“Merge Healthcare,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2012 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting of Stockholders.  It takes place on Monday, June 18, 2012, beginning at 10:00 a.m., Central Daylight Saving Time, at 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601.  In order to attend the Annual Meeting in person you will need to register in advance.  For further information, please see “How do I register to attend the Annual Meeting in person?” below.

How do I vote shares registered in my name?

Under rules adopted by the United States Securities and Exchange Commission (the “Commission”), we are primarily furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2011 Annual Report on Form 10–K) to each stockholder.  If you received a Notice Regarding Availability of Proxy Materials (“Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request a set.  Instead, the Notice will instruct you as to how you may access and review the proxy materials over the Internet.  The Notice will also instruct you how you may access your proxy card and vote over the Internet.  If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our stockholders on or about April 25, 2012, and will be sent by electronic mail to our stockholders who have opted for such means of delivery on or about April 25, 2012.  The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Daylight Saving Time, on June 17, 2012.

Who is entitled to vote at the Annual Meeting?

Holders of Merge Healthcare Common Stock at the close of business on April 20, 2012 are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 92,224,450 shares of Common Stock outstanding.  Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I register to attend the Annual Meeting in person?

Please note that stockholders who wish to attend the Annual Meeting must register no later than June 14, 2012 on our website at www.merge.com/annualmeeting/.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Merge Healthcare’s transfer agent, American Stock Transfer & Trust Company, you are the “stockholder of record” of those shares.  This Notice of Annual Meeting and Proxy Statement and the Company’s 2011 Annual Report on Form 10–K have been made available to you by Merge Healthcare.

If your shares are held in a stock brokerage account or by a bank or other holder of record (collectively, “holder of record”), you are considered the “beneficial owner” of those shares.  In that case, if you have previously elected to receive a paper copy of your proxy materials, this Proxy Statement and a proxy card have been sent to the holder of record.  You may have received this Proxy Statement directly from the holder of record, together with instructions as to how to direct the holder of record to vote your shares.  As a beneficial owner, you have the right to direct the holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by mail or on the Internet.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is voted by (i) sending written notice of revocation to the Secretary of the Company bearing a date later than the date of the earlier proxy; or (ii) properly executing and dating a subsequent proxy relating to the shares of Common Stock that you want voted at the Annual Meeting; or (iii) voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by following the instructions of your bank, broker or other holder of record.

All votes that have been properly cast and not revoked will be voted at the Annual Meeting.

If my shares are held in street name by the holder of record, will the holder of record vote my shares for me?

For beneficial owners, the holder of record will vote your shares only if the proposal is a matter on which the holder of record has discretion to vote or if you provide instructions on how to vote by following the instructions provided to you by the holder of record.  Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms.  Since 2010, brokers no longer have the discretion to vote on proposals for the election of directors.  For any matters that come before the Annual Meeting for which your broker is not permitted to exercise voting discretion, if you do not give your broker specific instructions, your shares will be considered “broker non–votes,” will not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.  However, shares represented by such “broker non–votes” will be counted in determining whether there is a quorum present.

What shares are included on the proxy card?

If you are a stockholder of record you will receive only one proxy card for all the shares you hold in certificate and in book entry form.  If you are a beneficial owner, you will receive voting instructions and information regarding consolidation of your vote, from the holder of record.

How many shares of Merge Common Stock must be present or represented at the Annual Meeting to constitute a quorum?

Under our Bylaws, as adopted on October 14, 2008 (which we refer to as our “Bylaws”), the presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum.  Both abstentions and broker non–votes are counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

•	Election of Directors

Under our Bylaws, directors must be elected by a plurality of votes cast.  This means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting.  Abstentions and broker non–votes are not counted as votes “for” or “against” this proposal.  The election of directors is considered a non–routine proposal under the rules applicable to banks and brokers.  As a result, if you hold your shares in “street name,” absent specific voting instructions, the holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to the election of directors at the Annual Meeting.

•	Ratification of BDO USA, LLP

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the ratification of BDO USA, LLP as our independent registered public accounting firm.  Abstentions will have the effect of a vote against this proposal.  Because this proposal is considered a routine proposal under the rules of the New York Stock Exchange, brokers or other entities holding shares for an owner in street name are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner.  As a result, there should not be any broker non–votes with respect to this proposal.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report on Form 10–K on the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report on Form 10–K are available on our website at www.merge.com/annualmeeting/.  Instead of receiving future copies of our proxy statement and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them.  Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business.

Who will pay for the cost of this proxy solicitation?

To facilitate the collection of proxies, we may appoint a proxy solicitor at standard industry rates.  We will pay the cost of soliciting proxies, including the charges of holders of record for forwarding documents to you.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2011 Annual Report on Form 10–K, please contact:  Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601, Attention:  General Counsel and Corporate Secretary, Telephone (312) 565–6868.

How can I communicate with the Company’s Board of Directors?

Stockholders who wish to communicate with our Board may send correspondence to our General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601.  Our General Counsel and Corporate Secretary will submit your correspondence to our Board or the appropriate Board committee (“Committee”), as applicable.

The Board has instructed the General Counsel and Corporate Secretary to review all communications so received, and to exercise her discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances.  However, any Director may at any time request the General Counsel and Corporate Secretary to forward any and all communications received by the General Counsel and Corporate Secretary but not forwarded to the Directors.

How do I submit a stockholder proposal for the 2013 annual meeting?

If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by December 31, 2012.  Proposals should be addressed to our General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601.  In addition, our Bylaws provide that any stockholder wishing to nominate directors or propose any other business at the 2013 annual meeting must give us written notice by no earlier than March 20, 2013 and no later than April 19, 2013.  This notice must be sent to Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601, Attention: General Counsel and Corporate Secretary.  That notice must provide certain other information as described in our Bylaws.  Copies of our Bylaws are available online at www.merge.com/company/investors/corporate-governance.aspx or see “Availability of Documents” below.

What is “householding”?

We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure saves printing and postage costs by reducing duplicative mailings.  Stockholders who participate in householding will continue to receive separate proxy cards.  Beneficial owners can request information about householding from their banks, brokers, or other holders of record.  If you participate in householding and wish to receive separate proxy materials, or if you wish to receive separate proxy materials in the future, please call us at (312) 565–6868 or write to:  Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601, Attention: General Counsel and Corporate Secretary.  We will deliver the requested documents to you promptly upon your request.

STOCKHOLDER PROPOSAL ONE – ELECTION OF DIRECTORS

Board Size.  It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body.  The Nominating and Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.  Our Bylaws provide that the number of Directors shall consist of no less than three (3) and no more than eleven (11) Directors.  The specific number of Directors shall be fixed from time to time by our Board.  Currently, the Board is comprised of seven (7) Directors.

All seven (7) current members of our Board are standing for reelection to hold office until the next Annual Meeting of Stockholders or as provided in our Bylaws.  The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies we receive unless instructions to the contrary are provided.  If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board.  Our Directors have no reason to believe that any of the nominees named below will be unable to serve if elected.  A plurality of votes cast is required for the election of Directors.

A plurality of the votes cast means that the individuals with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting.

DIRECTOR BIOGRAPHIES

The following table lists the names of the seven (7) current Directors, their respective ages and positions with us, followed by a brief biography of each individual, including their business experience during the past five (5) years.

Name	Age	Position
Dennis Brown	64	Director
Justin C. Dearborn	42	Director, President and Chief Financial Officer
Michael W. Ferro, Jr.	45	Chairman of the Board
Gregg G. Hartemayer	59	Director
Richard A. Reck	62	Director
Neele E. Stearns, Jr.	76	Director
Jeffery A. Surges	44	Director and Chief Executive Officer

Dennis Brown most recently served as senior executive vice president and chief financial officer for Karl’s Event Services Inc. from January 2010 to April 2011, and previously served as vice president of finance, chief financial officer and treasurer of Apogent Technologies Inc. (which we refer to as “Apogent”), a New York Stock Exchange company from January 2003 to December 2004.  Fisher Scientific International Inc. acquired Apogent in August 2004, and after completion of a transition period, Mr. Brown retired from Apogent in December 2004.  From December 2000 through January 2003, Mr. Brown served as a financial consultant to Apogent.  Mr. Brown also served as vice president of finance, chief financial officer and treasurer of Apogent’s predecessor, Sybron International Corporation (which we refer to as “Sybron”), a publicly traded company formerly headquartered in Milwaukee, Wisconsin, from January 1993 through December 2000, at which time Sybron’s Life Sciences Group was relocated to Portsmouth, New Hampshire, and Sybron was renamed Apogent.  Mr. Brown is a Fellow of the Chartered Institute of Management Accountants (England).  Mr. Brown has served on our Board since May 2003 and previously served on our Board from the date of our initial public offering in February 1998 until May 2000.  The Board has concluded that Mr. Brown should be a Director of Merge Healthcare because of his extensive industry experience, including being vice president of finance, chief financial officer and treasurer of Apogent.

Justin C. Dearborn served as managing director and general counsel of Merrick Ventures, LLC (“Merrick Ventures”) from January 2007 until his appointment as Chief Executive Officer of Merge Healthcare in June 2008.  In November 2010, Mr. Dearborn transitioned from our Chief Executive Officer to President, and in July 2011, Mr. Dearborn was also appointed Chief Financial Officer.  Mr. Dearborn remains a Director of the Company.  Prior to joining Merrick Ventures, Mr. Dearborn worked over nine years for Click Commerce, Inc. (which we refer to as “Click Commerce”), a publicly traded software and services company.  From May 2003 until May 2005, Mr. Dearborn served as vice president of corporate legal affairs and human resources at Click Commerce.  Mr. Dearborn was appointed corporate secretary of Click Commerce in May 2003.  Prior to Click Commerce, Mr. Dearborn worked at Motorola, Inc. (“Motorola”) where he specialized in intellectual property transactions and also held management positions in Motorola’s semiconductor and government groups.  Mr. Dearborn holds a B.A. from Illinois State University and a J.D. from DePaul University.  He has practiced law in the State of Illinois, but no longer holds a license to practice law.  Mr. Dearborn has served on our Board since his appointment as Chief Executive Officer of Merge Healthcare in June 2008.  The Board has concluded that Mr. Dearborn should be a Director of Merge Healthcare because of his diverse experience in operational, financial and legal roles.

Michael W. Ferro, Jr. has served as a Director and Chairman of our Board since June 4, 2008.  Since May 2007, Mr. Ferro has served as chairman and chief executive officer of Merrick Ventures, a private investment firm.  In addition, Mr. Ferro serves as the chairman and chief executive officer of Merrick RIS, LLP (“Merrick”), an affiliate of Merrick Ventures.  From June 1996 until October 2006, Mr. Ferro served as chief executive officer and chairman of the board of Click Commerce.  Mr. Ferro is currently a member of the board of trustees of the Chicago Museum of Science and Industry, The Field Museum of Chicago, and Northwestern University.  He also serves on the boards of directors of The Chicago Community Trust, Children’s Memorial Hospital, The Joffrey Ballet of Chicago, the Lyric Opera of Chicago, Northwestern Memorial Foundation, Big Shoulders Fund, After School Matters, SoCore Energy, LLC, higi llc, Wrapports, LLC, Economics Club of Chicago and the Renaissance School Fund.  Mr. Ferro holds a B.A. from the University of Illinois.  The Board has concluded that Mr. Ferro should be a Director of Merge Healthcare because of his extensive experience in investing in and advising public and private companies.  Additionally, his and Merrick’s significant stock ownership in Merge Healthcare aligns his interests with those of other stockholders.

Gregg G. Hartemayer has served as a Director of our Board since June 2008 and is a member of our Audit Committee, Nominating and Governance Committee and our Compensation Committee.  Mr. Hartemayer has served in various capacities at Arthur Anderson LLP, and its then affiliate, Accenture, for 28 years.  Mr. Hartemayer retired from Accenture in February 2004 where he was chief executive for global technology, outsourcing and global delivery. Prior to that role he was chief executive of the products market unit with P&L responsibility for over twenty five percent (25%) of Accenture’s global business.  Mr. Hartemayer holds an M.B.A. and a B.A. in Mathematics from the University of Michigan.  The Board has concluded that Mr. Hartemayer should be a Director of Merge Healthcare because of his demonstrated experience running very large, complex, global businesses with direct P&L responsibility.

Richard A. Reck is the president of Business Strategy Advisors LLC, a business strategy consulting firm, and has served in such capacity since August 2002.  Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained employed there until his retirement as a partner in July 2002.  He currently serves on the boards of Interactive Intelligence, Inc., a publicly held software company, and Advanced Life Sciences Holdings Inc., a publicly held biopharmaceutical company, which ceased operations during 2011, as well as serving on the boards of several private and not–for–profit entities.  Mr. Reck is a certified public accountant and holds a B.A. in Mathematics from DePauw University and an M.B.A. in Accounting from the University of Michigan.  Mr. Reck has served as a Director of our Board since April 2003.  The Board has concluded that Mr. Reck should be a Director of Merge Healthcare because of his financial and executive experience with the above entities and other experience as a member of the board of directors of other public and private entities.

Neele E. Stearns, Jr. has served as a Director of our Board since June 2008 and is Chairman of our Audit Committee.  From February 2001 to April 2011, at which time he retired, Mr. Stearns served as chairman of Financial Investments Corporation, a private equity investment firm.  From July 2004 to April 2007, he also served as the chief executive officer of Boulevard Healthcare, LLC, an owner and operator of nursing homes.  From September 2003 to January 2004, Mr. Stearns took a leave of absence from Financial Investments Corporation to serve as interim chairman and chief executive officer of Footstar, Inc. (“Footstar”).  In March 2004, Footstar filed for U. S. Chapter 11 bankruptcy, at which time, Mr. Stearns remained as a director of Footstar until it emerged from bankruptcy in February 2006.  Previously, Mr. Stearns was chairman of the board of Wallace Computer Services, Inc., then a provider of printed products and print management services, from January 2000 through November 2000 as well as serving as a director from 1996 until its sale to Moore Corporation Limited in 2003.  Prior to 1995, he was president and chief executive officer of CC Industries, Inc., a diversified holding company.  Mr. Stearns served on the board of Maytag Corporation from 1989 through its sale to Whirlpool Corporation in March 2006.  Mr. Stearns holds an M.B.A. from Harvard Business School and a B.A. in Economics from Carleton College.  The Board has concluded that Mr. Stearns should be a Director of Merge Healthcare because of his significant executive experience referred to above.

Jeffery A. Surges has served as a Director of our Board since May 2010 and as our Chief Executive Officer since November 2010.  Prior to his appointment as our Chief Executive Officer, Mr. Surges served as the president of sales for Allscripts Health Systems Group and served as president and chief executive officer of Extended Care Information Network, Inc. (“ECIN”) prior to Allscripts’ acquisition of ECIN in December 2007.  Before joining ECIN in October 1999, Mr. Surges was president and general manager of the resource management group of McKessonHBOC (“HBOC).  Mr. Surges joined HBOC in 1997 upon its acquisition of Enterprise Systems, Inc where he served on the management team during its successful IPO and eventual sale of the company to HBOC.  The Board has concluded that Mr. Surges should be a Director of Merge Healthcare because of his nearly twenty (20) years of experience managing high–growth technology companies in the healthcare and information services industries.

RECOMMENDATION OF THE BOARD

The Board unanimously nominates and recommends that stockholders vote “FOR” each of Messrs. Brown, Dearborn, Ferro, Hartemayer, Reck, Stearns and Surges for election as Directors of our Company to serve until the next Annual Meeting of Stockholders or as otherwise provided in our Bylaws.

CORPORATE GOVERNANCE

Role and Composition of the Board of Directors

General.  The Board, which is elected by the stockholders, is the ultimate decision–making body of Merge Healthcare, except with respect to those matters reserved to the stockholders.  It selects the Chief Executive Officer and other members of the senior management team, which senior management team is charged with the conduct of Merge Healthcare’s business.  Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.  The function of the Board to monitor the performance of senior management is facilitated by the presence of outside Directors of stature who have substantive knowledge of Merge Healthcare’s business.

Our business, property and affairs are managed under the direction of our Board.  Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its Committees.

All Board members standing for reelection are expected to attend our Annual Meeting of Stockholders, unless an emergency prevents them from doing so.  At our 2011 Annual Meeting, all Directors standing for reelection attended.

In 2011, the Board met seven (7) times and had three (3) Committees:  the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.  All of the Directors who served on the Board in 2011 attended at least seventy five percent (75%) of the aggregate number of meetings of the Board and all committees on which they served in 2011

It is the general policy of Merge Healthcare that all major decisions be considered by the Board as a whole.  As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company.  Currently, these Committees are the Audit Committee, Compensation Committee, and the Nominating and Governance Committee.  The membership of these Committees is rotated from time to time.

Selection Criteria.  Although neither the Nominating and Governance Committee nor the Board has a formal diversity policy, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise.  The Nominating and Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have a proven record of business leadership and experience.  Candidates are selected by the Nominating and Governance Committee for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment.  Final approval of a candidate is determined by the full Board.  The Nominating and Governance Committee considers candidates suggested by our stockholders for election as a Director.  For Director recommendations, a stockholder must have given timely notice thereof in writing to the Secretary of the Company.  To be timely, a stockholder’s notice shall be received by the Secretary of the Company at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the date of the prior year’s annual meeting.  Such stockholder’s notice shall be signed by the stockholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such stockholder (or proxy or other representative) and shall set forth:  (a) the name and address, as they appear on this Company’s books, of such stockholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (b) the class and number of shares of the Company which are beneficially owned by such stockholder or beneficial owner or owners; (c) a representation that such stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; and (d) the name and residence address of the person or persons to be nominated, (e) a description of all arrangements or understandings between such stockholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder, (f) such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors, and (g) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Company if so elected.  Stockholder nominees whose nominations comply with these procedures will be evaluated by the Nominating and Governance Committee in the same manner as the Nominating and Governance Committee’s nominees.

Director Compensation.  The Nominating and Governance Committee makes recommendations to the Board regarding the compensation of Directors.

Executive Sessions.  Executive sessions or meetings of outside Directors without management present are held regularly at the Board’s discretion and consistent with The NASDAQ Global Select Market Rules.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  We also believe that separation of the positions reinforces the independence of the Board in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  We do not have a lead independent director.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.  The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks.  The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.  While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed of such risks through Committee reports at the Board meeting following a given Committee meeting.  This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to the Company’s formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day to day business operations.  The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.  As a result, the Board (and its Committees) periodically asks the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability. The Company has reviewed its compensation policies and practices for its employees and does not believe such policies and practices are reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the Company considered, among other things: the design elements of the Company’s compensation programs and policies; the mix of cash and equity payouts; the balance of incentive compensation to encourage both short–term performance and long–term value creation; the combination of performance and time vesting requirements used by the Company’s incentive plans; the use of financial performance metrics that are readily monitored and reviewed; incorporation of both operational and financial goals and individual performance; capped payout levels for both annual cash incentives and long–term incentive awards; multiple levels of review and approval of awards; and the Company’s internal risk review and assessment processes.

Availability of Documents

The various documents relating to our corporate governance are published on our website at www.merge.com/company/investors/corporate-governance.aspx.

These documents include:

•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Code of Ethics
•	Whistleblower Policy
•	Certificate of Incorporation
•	Bylaws

We will provide any of the foregoing information without charge upon written request submitted to General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601.  Our website is not incorporated into or a part of this Proxy Statement.

Director Independence

Our Board follows The NASDAQ Global Select Market Rules regarding the independence of directors.  The Board recognizes that independent directors play an important role in assuring investor confidence.  As such, the Board has determined that each of Messrs. Brown, Hartemayer, Reck and Stearns is independent under the listing standards of The NASDAQ Global Select Market.

Merge Healthcare’s Code of Ethics

All of our employees, including the Chief Executive Officer, Chief Financial Officer, our Controllers, and persons performing similar functions, including all Directors and employees, are required to abide by Merge Healthcare’s Code of Ethics to ensure that our business is conducted in a consistently legal and ethical manner.  This Code of Ethics along with our Whistleblower Policy form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees.  Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Merge Healthcare’s Code of Ethics.  The Sarbanes–Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  We have such procedures in place as set forth in the Merge Healthcare Incorporated Whistleblower Policy and the Code of Ethics.

Both our Code of Ethics and our Whistleblower Policy are available to our stockholders on our web site at www.merge.com/company/investors/corporate-governance.aspx and in print.  To request copies of these documents, make such request in writing to the General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601.  Future material amendments relating to the Code of Ethics and/or the Whistleblower Policy will be disclosed on our web site.

COMMITTEE MEMBERSHIP

The table below provides membership for each of the Board Committees.

Name	Audit	Compensation	Nominating and Governance

Dennis Brown	X	X*	X
Justin C. Dearborn
Michael W. Ferro, Jr.
Richard A. Reck	X	X	X*
Gregg G. Hartemayer	X	X	X
Neele E. Stearns, Jr.	X*
Jeffery A. Surges
____________

(*)  Represents Committee Chairperson.

The Audit Committee

The Audit Committee is comprised of entirely independent Directors in accordance with the listing standards of The NASDAQ Global Select Market and applicable rules of the Commission.  Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm and management the adequacy and effectiveness of internal controls over financial reporting.  The Audit Committee reviews and consults with management and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied.  The Audit Committee is also responsible for appointing, retaining, overseeing and evaluating the qualifications, performance and independence of Merge Healthcare’s independent public accounting firm.  The Audit Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.  The Audit Committee is also responsible for reviewing and discussing with management Merge Healthcare’s policies with respect to the assessment and management of financial risks.

The Audit Committee Charter is available on our website at www.merge.com/company/investors/corporate-governance.aspx and in print upon request.  The Audit Committee met ten (10) times in 2011.

The Board has determined that each of the members of the Audit Committee is an “audit committee financial expert” for purposes of the Commission’s rules.

The Compensation Committee

The Compensation Committee is comprised entirely of independent Directors in accordance with the listing standards of The NASDAQ Global Select Market and each Compensation Committee member is a “non–employee director” as defined in Rule 16b–3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.  The Compensation Committee determines Merge Healthcare’s compensation philosophy and oversees and administers Merge Healthcare’s executive compensation programs.  Its responsibilities also include overseeing Merge Healthcare’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation programs for Merge Healthcare’s executive officers.

The Compensation Committee Charter is available on our website at www.merge.com/company/investors/corporate-governance.aspx and in print upon request.  The Compensation Committee met as a committee one (1) time in 2011, and, in addition, further addressed compensation matters during the course of regularly scheduled Board meetings during the year.

The Nominating and Governance Committee

The Nominating and Governance Committee is comprised entirely of independent Directors in accordance with the listing standards of The NASDAQ Global Select Market.  Under the terms of its Charter, the Nominating and Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board.  This includes identifying, recruiting and recommending director candidates as well as considering nominees recommended by stockholders.  The Nominating and Governance Committee is responsible for recommending corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of Merge Healthcare.

The Nominating and Governance Committee advises on the structure of Board meetings and recommends matters for consideration by the Board.  The Nominating and Governance Committee also advises on and recommends director compensation, which is ultimately approved by the full Board.

The Nominating and Governance Committee Charter is available on our website at www.merge.com/company/investors/corporate-governance.aspx and in print upon request.  The Nominating and Governance Committee did not convene separately in 2011; however, the duties of the Nominating and Governance Committee within its charter were carried out by the Board as a whole.

During the last year, there have not been any material changes to the procedures by which stockholders may recommend nominees to Merge Healthcare’s Board.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011 and as of the date hereof, none of the members of the Compensation Committee was or is an officer or employee of Merge Healthcare, and no executive officer of Merge Healthcare served or serves on the Compensation Committee or Board of any company that employed or employs any member of Merge Healthcare’s Compensation Committee or Board.

REVIEW OF RELATED PERSON TRANSACTIONS

The Company adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•	A “related person” means any of our Directors, executive officers, nominees for director, holder of five percent (5%) or more of our Common Stock or any of their immediate family members; and

•
A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, Directors or nominees for director is required to disclose certain information relating to related persons transactions for review, approval or ratification by our Audit Committee.  Disclosure to our Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, Director or nominee for director becomes aware of the related person transaction.  Our Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of its determination that consummation of the transaction is not or was not contrary to the best interests of Merge Healthcare.  Any related person transaction must be disclosed to our full Board.

TRANSACTIONS WITH RELATED PERSONS

Merrick RIS, LLC (“Merrick”) beneficially owns, as of April 20, 2012, 31,523,637 shares of our outstanding Common Stock.  In addition, Merrick Ventures, LLC, (“Merrick Ventures”), a private investment firm, beneficially owns, as of April 20, 2012, 500,000 shares of our outstanding Common Stock.  Michael W. Ferro, Jr., the Company’s Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interests in Merrick.  Mr. Ferro serves as the chairman and chief executive officer of each of Merrick and of Merrick Ventures.  Accordingly, Mr. Ferro indirectly controls all of the shares of Common Stock owned by Merrick and Merrick Ventures.

Effective January 1, 2009, we entered into a consulting agreement with Merrick.  Services provided by Merrick under the consulting agreement include financial analysis and strategic planning.  Effective January 1, 2010, we entered into an amendment to extend the term of the consulting agreement with Merrick through December 31, 2011, and modified the payment terms from a flat fee arrangement per quarter to a per transaction or success based arrangement.  On February 24, 2012, we entered into a second amendment, effective January 3, 2012, to extend the term of the consulting agreement with Merrick through December 31, 2013, and modified the fee structure to include a quarterly retainer in the amount of $150,000. This is in addition to the per transaction or success based arrangement that exists.  Further, the second amendment includes a modification of the success payment in the event of a sale, by including a payment of two percent (2%) of the total consideration received if the total consideration is greater than $1 billion (the agreement still allows for a one percent (1%) success fee if under $1 billion).  The cost of the consulting agreement including reimbursable expenses in 2011, 2010 and 2009 was $1.2 million, $2.3 million and $0.7 million respectively.

In April 2010, Merrick purchased 10,000 shares of our Series A Non Voting Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) and 1,800,000 shares of our Common Stock for an aggregate purchase price of $10,000,000.  These shares were purchased by Merrick at the same price per share as paid by the other investors in the transaction.  Merrick also purchased, at the same price per Note as the other investors, $5,000,000 of the $200,000,000 of Notes that we issued in April 2010 to complete our acquisition of AMICAS, Inc.

On July 30, 2010, we acquired substantially all of the Olivia Greets assets from Merrick Healthcare Solutions, LLC (“Merrick Healthcare”), an affiliate of Merrick Ventures, for 500,000 shares of our Common Stock.  Merrick Healthcare transferred these shares of Common Stock to Merrick Ventures after the expiration of the one year trading restriction.  As a result of the Olivia Greets acquisition, the value–added reseller agreements that we entered into with Merrick Healthcare in March 2009 and March 2010 were terminated.

On June 20, 2011, Merrick purchased $5,000,000 of the $52,000,000 of additional Notes that we issued on June 20, 2011.  Merrick purchased the Notes at the same purchase price per Note as the other investors in the transaction. We used the proceeds from this private placement of additional Notes to redeem and retire all outstanding shares of our Series A Preferred Stock, including $11,755,000 to redeem and retire the 10,000 shares of our Series A Preferred Stock held by Merrick.

Merrick Ventures owns over seventy five percent (75%) of the outstanding equity interests of an entity called higi llc (“higi”).  Mr. Ferro is higi’s Chairman and Founder.  In December 2011, we entered into a master services agreement with higi, pursuant to which we agreed to provide higi with certain professional services, including software engineering design, application and web portal development for a fixed payment of $675,000.  We recognized $506,000 in revenue and were paid $490,000 in 2011 under this agreement, with the remaining fees to be earned in 2012.  In addition, the master services agreement granted higi certain branding rights related to our health station business and requires higi to pay a fixed annual fee of one hundred dollars per station to us for each station that is branded with higi’s trademarks and that includes higi’s software, images and/or other intellectual property.  No such stations are currently in service, although a pilot program for higi–branded stations may be launched during 2012.  The agreement has an initial term of one (1) year, with continuing renewal rights, and is subject to termination on one hundred twenty (120) days’ notice.

On February 24, 2012, we entered into an assignment agreement with Merrick under which Merrick assigned to us Merrick’s sublease with BP Corporation North America Inc. for approximately 4,700 square feet located on the 22nd floor of 200 East Randolph Street, Suite 2435, in Chicago, Illinois, at an annual base rental rate of approximately $78,000 for 2012, terminating on November 30, 2013.  The rent will be paid to the sub–landlord monthly and is the same rate as Merrick paid under the sublease.  Under the assignment, we also paid Merrick approximately $70,000 (which represents the book value) for all fixtures, leasehold improvements and furniture located in the space.

On March 28, 2012, Merge Healthcare Solutions Inc. (“Healthcare Solutions”), a subsidiary of ours, entered into an agreement for the purchase and sale of our health information kiosks with higi pursuant to which Healthcare Solutions agreed to sell our health information kiosks and related equipment to higi.  Under the agreement, Healthcare Solutions received a fixed payment of $2,750,000 for the kiosks, which represents Merge Healthcare’s reseller pricing available to any authorized Merge Healthcare distributor.

MANAGEMENT

The names of our current Named Executive Officers, and their respective ages and positions are as follows:

Name	Age	Position
Jeffery A. Surges	44	Chief Executive Officer, Director
Justin C. Dearborn	42	President, Chief Financial Officer and Director
Steven M. Oreskovich	40	Chief Accounting Officer and Treasurer
Ann G. Mayberry–French	51	General Counsel and Corporate Secretary

Messrs. Surges’ and Dearborn’s biographies appear above under the heading “Board of Directors.”

Steven M. Oreskovich was appointed Chief Financial Officer and Treasurer in June 2008.  In July 2011, Mr. Oreskovich transitioned from our Chief Financial Officer to our Chief Accounting Officer and remains our Treasurer.  Prior to his appointment as Chief Financial Officer and Treasurer in June 2008, Mr. Oreskovich served as our Vice President of Internal Audit since January 2007, as our Chief Accounting Officer and interim Treasurer and interim Secretary from July 2006 to January 2007 and as our Vice President and Corporate Controller from April 2004 to July 2006.  Prior to joining our Company, Mr. Oreskovich served as vice president of finance and operations at Truis, Inc., a company that provided customer intelligence solutions for business–to–business enterprises, from April 2000 to January 2003.  Prior to that, Mr. Oreskovich worked as an auditor at PriceWaterhouseCoopers LLP from September 1994 to April 2000.  Mr. Oreskovich holds a B.S. degree in Accounting from Marquette University and is a C.P.A.

Ann G. Mayberry–French was appointed General Counsel and Corporate Secretary in August of 2008.  Ms. Mayberry–French came to Merge Healthcare from Modine Manufacturing Company where she served as senior counsel.  Prior to joining Modine Manufacturing Company in 2005, Ms. Mayberry–French was the general counsel and secretary of Assurant Health for seven years.  Ms. Mayberry–French has over 27 years of experience in the healthcare and health insurance industries, including business management of managed care services and federal government contracting.  Ms. Mayberry–French is a Registered Nurse and has been licensed to practice law in Kentucky, Ohio and Wisconsin.  She currently maintains a license to practice in Wisconsin and her admission to the Illinois Bar is pending.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion describes our executive compensation program for 2011 and certain elements of the 2012 program.  We use this program to attract, motivate, and retain colleagues whom the Board has selected to lead our business.

This section of the Proxy Statement explains how the Compensation Committee made its compensation decisions for our officers who also comprise our Named Executive Officers.  Those current Named Executive Officers are our Chief Executive Officer, Jeffery A. Surges; our President and Chief Financial Officer, Justin C. Dearborn; our Chief Accounting Officer and Treasurer, Steven M. Oreskovich; and our General Counsel and Corporate Secretary, Ann G. Mayberry–French.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy

The primary objectives of our executive compensation policies are as follows:

•
to attract and retain talented executives by providing compensation that is in alignment with the compensation provided to executives at public companies of comparable size and with a similar growth trajectory in the health care information technology industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance; and

•	to provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals.

Our incentive compensation programs are designed to reward executive and other employee contributions based on the success of our organization.  Specifically, they are designed to reward achievement of our annual financial performance and business goals and creation of stockholder value.

Compensation Mix

Historically, we have used a mix of short–term compensation (base salaries and annual cash incentive bonuses) and long–term compensation (stock option grants and restricted stock awards) to meet the objectives of our compensation programs.  We do not have a fixed policy for allocating between long–term and short–term compensation or between cash and non–cash compensation.  Because we believe that it is important to align the interests of our executives with those of our stockholders, equity incentive compensation has made up a portion of each current executive’s overall compensation package.  In the near term, we plan to continue to use primarily short–term compensation (base salaries and annual cash incentive bonuses) as well as long–term compensation, as appropriate.

The compensation that we pay our Named Executive Officers consists of base salary, cash incentive compensation and stock option awards.  The following discussion explains the reason we pay each element of compensation, how the amount of each element is determined, and how each element fits into our overall compensation philosophy and affects decisions regarding other elements.

We seek to pay executives a base salary in alignment with salaries of executives at companies of comparable position in the healthcare information technology industry and at a rate that fits within our annual budget, financial objectives and operating performance.  However, we do not make use of any formal survey information or benchmark against any specific compensation percentiles.  We have not historically attempted to make base salary a certain percentage of total compensation.

2011 Bonus Plan

The Compensation Committee approved a bonus plan for 2011 (the “2011 Bonus Plan”) with payouts based on achievement of certain financial and individual performance goals.  Fifty percent of the bonus eligibility was based on Company financial goals.  Fifty percent (50%) of the bonus eligibility was based on individual performance goals.  The 2011 Bonus Plan was not made available to employees compensated in whole or in part by commission or other variable compensation criteria, and employees were required to be employed on the date of the bonus payment in order to receive the bonus.

The financial performance metrics under the 2011 Bonus Plan consisted of pro forma revenue, adjusted EBITDA margin and days sales outstanding and were weighted ninety percent (90%) (pro forma revenue and adjusted EBITDA margin) and ten percent (10%) (days sales outstanding).  The performance metrics and payouts with respect to the portion of the 2011 Bonus Plan based on pro forma revenue and adjusted EBITDA margin were as follows:

Pro Forma Revenue	Adjusted EBITDA Margin	Bonus Payout
$235 million	23%	75%
$240 million	24%	100%
$245 million	23%	125%

The pro forma revenue targets were subject to adjustment by the Compensation Committee in the event of material acquisitions by the Company during the year.

Each eligible employee was given a bonus target equal to a percentage of his or her base salary for 2011.  The targets were determined according to position, title or specific commitment made in the individual employee’s employment contract or offer letter.  The bonus targets for our Named Executive Officers were as follows:

Name and Principal Position	Target Bonus (% of Base Salary)(1)	Target Bonus ($)(1)

Jeffery A. Surges Chief Executive Officer	100%	$450,000

Justin C. Dearborn President and Chief Financial Officer	100%	$300,000

Steven M. Oreskovich Chief Accounting Officer and Treasurer	50%	$110,000

Ann G. Mayberry–French General Counsel & Corporate Secretary	50%	$89,219
_______________________

(1)	Bonus payouts may not exceed 125% of target.

Our reported pro forma revenue for 2011 was $236.7 million and our reported adjusted EBITDA margin was twenty five and one half percent (25.5%).  We did not satisfy the performance metric for days sales outstanding.  In light of these factors, and considering the impact of certain immaterial acquisitions completed during the year, the Compensation Committee decided to pay out bonuses at a fifty percent (50%) level.

As a result, our Named Executive Officers received the following bonuses under the 2011 Bonus Plan in February, 2012.

Name and Principal Position	Bonus Payment

Jeffery A. Surges Chief Executive Officer	$225,000

Justin C. Dearborn President and Chief Financial Officer	$150,000

Steven M. Oreskovich Chief Accounting Officer and Treasurer	$57,750

Ann G. Mayberry–French General Counsel & Corporate Secretary	$43,494

Advisory Vote on Executive Compensation and Frequency of Advisory Vote on Executive Compensation Results

At the 2011 Annual Meeting, stockholders approved, on a non–binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.  Taking into consideration the approval received, the Compensation Committee did not implement any changes to the Company’s executive compensation program.  Additionally, stockholders at the 2011 Annual Meeting expressed a preference that advisory votes on executive compensation occur every three (3) years.  Consistent with this preference, the Company will hold its next advisory vote on the compensation of the Company’s Named Executive Officers at its 2014 Annual Meeting of Stockholders.

Role of the Compensation Committee

The Compensation Committee of our Board is responsible for administering our compensation practices and ensuring they are designed to drive corporate performance.  Our Compensation Committee reviews compensation policies affecting our executive officers annually, taking into consideration our financial performance, our position within the health care information technology industry, the executive compensation policies of similar companies in similar industries and, when reviewing individual compensation levels, certain individual factors, including the executive’s level of experience and responsibility and the personal contribution that the individual has made to our success.  Further, our Compensation Committee also considers the global economic trends and the macroeconomic environment.

Annually, our Compensation Committee reviews the base salaries of all executive officers and based on these reviews, may adjust these salaries to ensure external competitiveness and to reflect the executive’s individual position and performance, as well as the performance of our Company.  In addition to these factors, our Compensation Committee considers the recommendations of our Chief Executive Officer when adjusting base salaries of our Named Executive Officers other than himself.  Our Chief Executive Officer can and does call and attend Compensation Committee meetings.  We may also make base salary adjustments during the year if the scope of an executive officer’s responsibility changes relative to the other executives.

Employment Arrangements

The Committee continues to focus its efforts to refine the executive compensation structure and process consistent with evolving good governance practices.

The letter agreement entered into July of 2008 with Mr. Dearborn remains in place, as well as the letter agreement entered into with Mr. Oreskovich at that time.  These agreements formalize and confirm the base compensation, target annual bonus amounts and the stock option grants that we agreed to in connection with the hiring of Mr. Dearborn and the promotion of Mr. Oreskovich.  The agreements provide for twelve (12) months’ base salary as severance upon a termination other than for cause or other than due to the executive officer’s death or disability, conditioned on the officer’s execution of a release agreement.  The agreements do not include a definition of “cause.”  In addition, upon a change in control of Merge Healthcare, all of these officers’ stock options will vest.  We determined the amounts of these severance benefits and the triggering events based on the subjective judgments and experiences of the members of the Compensation Committee, which indicated that these amounts are consistent with market practice and that the triggering events are likely to involve circumstances in which it is customary and appropriate to offer the protections embodied in the letter agreements.

In connection with his appointment as the Company’s Chief Executive Officer, Mr. Surges entered into an employment agreement with the Company on November 5, 2010 (the “Employment Agreement”).  In accordance with the terms of the Employment Agreement, Mr. Surges receives an annual base salary of $450,000 and participates in the Company’s annual incentive bonus plan with a targeted annual bonus equal to one hundred percent (100%) of his annual base salary.  Under the terms of the Employment Agreement, the Company agreed to grant Mr. Surges a 1,500,000 stock option award.  The options vest at twenty percent (20%) of the award or 300,000 options on November 5, 2010 (the "Grant Date") and vest further at an additional twenty percent (20%) of the award on each of the first four anniversaries of the Grant Date thereafter.  In addition, the Employment Agreement provides that all of the then unvested stock options will vest upon a change in control of the Company.  The Employment Agreement has an initial term of two (2) years and automatically renews thereafter for successive one (1) year terms unless the Company or Mr. Surges delivers a notice of non-renewal to the other party.  If the Company terminates Mr. Surges’ employment other than for “cause” (including by delivery of a notice of non-renewal), or if Mr. Surges terminates his employment for “good reason”, then Mr. Surges will be entitled to receive (i) his annual base salary through the date of termination and his actual annual bonus for the prior fiscal year to the extent not theretofore paid, (ii) a cash severance in an aggregate amount equal to Mr. Surges’ annual base salary plus fifty percent (50%) of his annual target bonus, which cash severance will be payable over twelve (12) months, and (iii) continuation of welfare benefits for one (1) year after the date of termination.  If the Company terminates Mr. Surges’ employment for “cause” or Mr. Surges terminates his employment without “good reason” (including by delivery of a notice of non-renewal), then the Company’s only obligation to Mr. Surges under the Employment Agreement will be to pay his annual base salary through the date of termination.  The Employment Agreement also includes restrictions on Mr. Surges’ ability to solicit or hire employees or customers of the Company and to engage in certain management or sales activities relating to the Company’s industry while he is employed by the Company and for twelve (12) months thereafter.

The compensation arrangements for our Named Executive Officers as of December 31, 2011 were as follows:  Mr. Surges’ annual base salary is $450,000 with a target annual bonus equal to one hundred percent (100%) of his annual base salary; Mr. Dearborn’s annual base salary is $300,000; Mr. Oreskovich’s annual base salary is $225,000; and Ms. Mayberry–French’s annual base salary is $190,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S–K set forth above with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Dennis Brown, Chairperson
Gregg G. Hartemayer
Richard A. Reck

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table relates to the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Jeffery A. Surges(5) Chief Executive Officer	2011 2010	450,000 68,365	–– ––	–– 3,768,008	225,000 ––	18,775 979	693,775 3,837,352

Justin C. Dearborn President and Chief Financial Officer	2011 2010 2009	300,000 281,442 250,000	–– –– 50,000	–– 694,880 ––	150,000 –– ––	18,712 17,870 17,453	468,712 994,192 317,453

Steven M. Oreskovich Chief Accounting Officer and Treasurer	2011 2010 2009	220,000 212,577 200,000	22,500 –– ––	–– 130,290 ––	57,750 –– ––	15,936 15,250 14,475	316,186 358,117 214,475

Ann G. Mayberry–French General Counsel & Corporate Secretary	2011 2010 2009	178,438 169,433 160,000	12,500 –– ––	–– 86,860 ––	43,494 –– ––	17,513 15,781 15,535	251,945 272,074 175,535
___________________

(1)
Reflects payment of a discretionary bonus of $50,000 for Mr. Dearborn in 2009; discretionary bonuses of $12,500 and 10,000 for Mr. Oreskovich in 2011; and a discretionary bonus of $12,500 for Ms. Mayberry–French in 2011.

(2)
Our Named Executive Officers were not granted any option awards in the fiscal years ended December 31, 2009 and 2011.  The dollar amounts for the awards represent the grant date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) for each Named Executive Officer.  Assumptions used in the calculation of these amounts are described in Note 9 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10–K filed with the Commission on February 28, 2012.  For 2010, the dollar amount for Mr. Surges represents the grant date fair value of stock options to purchase 225,000 and 1,500,000 shares of our Common Stock, respectively, that were issued to him in connection with his appointment as a non–employee Director in May 2010 and as our new Chief Executive Officer in November 2010.

(3)	Amounts earned for 2011 under the 2011 Bonus Plan were paid in the first quarter of 2012 and are described on pages 15 and 16.

(4)
For 2011, represents our matching contribution under our 401(k) employee retirement savings plan ($6,188 for Mr. Surges, $6,125 for Mr. Dearborn, $6,050 for Mr. Oreskovich, and $5,313 for Ms. Mayberry–French) and medical, dental, optical and life insurance benefits ($12,587 for Mr. Surges, $12,587 for Mr. Dearborn, $9,886 for Mr. Oreskovich, and $12,160 for Ms. Mayberry–French).  For 2010, represents our matching contribution under our 401(k) employee retirement savings plan ($6,125 for Mr. Dearborn, $6,065 for Mr. Oreskovich, and $4,766 for Ms. Mayberry–French) and medical, dental, optical, long term disability and life insurance benefits ($11,745 for Mr. Dearborn, $979 for Mr. Surges, $9,185 for Mr. Oreskovich, and $11,015 for Ms. Mayberry–French).  For 2009, represents our matching contribution under our 401(k) employee retirement savings plan ($6,510 for Mr. Dearborn, $6,000 for Mr. Oreskovich, and $4,800 for Ms. Mayberry–French) and medical, dental, optical, long term disability and life insurance benefits ($10,943 for Mr. Dearborn, $8,475 for Mr. Oreskovich, and $10,735 for Ms. Mayberry–French).

(5)	Mr. Surges began his employment with us effective November 5, 2010.

Grants Of Plan–Based Awards For Fiscal Year 2011

The following table contains information on the plan–based non–equity awards granted to our Named Executive Officers in 2011.

		Estimated Future Payouts Under Non–Equity Incentive Plan Awards(1)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)

Jeffery A. Surges	––	0	450,000	562,500

Justin C. Dearborn	––	0	300,000	375,000

Steven M. Oreskovich	––	0	110,000	137,500

Ann G. Mayberry–French	––	0	89,219	111,524
___________________

(1)
These columns show the range of payouts under the 2011 Bonus Plan described on pages 15 and 16.  The actual bonuses earned under this plan are described in “2011 Bonus Plan” on pages 15 and 16 and shown in the Summary Compensation Table on page 17.

Our Named Executive Officers were not granted any plan–based equity awards in the fiscal year ended December 31, 2011.

Outstanding Equity Awards At 2011 Fiscal Year–End

The following table contains information concerning equity awards held by our Named Executive Officers that were outstanding as of December 31, 2011.

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date

Jeffery A. Surges	98,438 600,000	126,562 900,000	2.73 3.24	06/22/2010 11/05/2010	06/21/2020 11/04/2016

Justin C. Dearborn	300,000 150,000 100,000	100,000 50,000 300,000	0.68 1.47 2.50	06/04/2008 08/19/2008 05/04/2010	06/03/2014 08/18/2014 05/03/2016

Steven M. Oreskovich	100,000 60,000 150,000 18,750	–– –– 50,000 56,250	8.05 4.99 0.68 2.50	09/06/2006 04/03/2007 06/04/2008 05/04/2010	09/05/2012 04/02/2013 06/03/2014 05/03/2016

Ann G. Mayberry–French	75,000 12,500	25,000 37,500	1.47 2.50	08/19/2008 05/04/2010	08/18/2014 05/03/2016
___________________

(1)
All options vest as to twenty five percent of the award on each of the first four anniversaries of the grant date, except for (i) the stock options granted to Mr. Surges on June 22, 2010, which vest in sixteen equal quarterly increments of 14,062.5 shares, with the first increment vesting on the grant date and subsequent increments vesting on August 31, November 30, February 28, May 31 thereafter; and (ii) the stock options granted to Mr. Surges on November 5, 2010, which vested at twenty percent of the award on the grant date and vest further at an additional twenty percent of the award on each of the first four anniversaries of the grant date.

As of December 31, 2011, none of our Named Executed Officers held any unvested restricted stock.

Option Exercises and Stock Vested in Fiscal 2011

No stock options were exercised by our Named Executive Officers during fiscal 2011 and no restricted stock awards held by our Named Executive Officers vested during fiscal 2011.  Restricted stock awards were not made to our Named Executive Officers during fiscal 2011, nor do any of our Named Executive Officers hold any restricted stock from previously made awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Description of Agreements Providing for Potential Payments

The table below reflects the amount of compensation to each of the Named Executive Officers without a change in control and upon a change of control, in each case, in the event of termination of the Named Executive Officer’s employment arrangement with the Company (i) upon termination by the Company without cause or upon resignation by the Named Executive Officers for good reason, (ii) for cause, and (iii) upon the Named Executive Officer’s death or disability.  The amounts shown assume that such termination was effective as of December 31, 2011 and, thus, includes amounts earned through such time and are estimates of the amounts which would be paid upon termination.  The actual amounts to be paid out can only be determined at the time of termination.

	NO CHANGE IN CONTROL			UPON CHANGE IN CONTROL
Name	Payments upon Termination without Cause / Resignation for Good Reason ($)	Payments upon Termination for Cause ($)	Payments upon Death or Disability ($)	Payments upon Termination without Cause / Resignation for Good Reason ($)		Payments upon Termination for Cause ($)	Payments upon Death or Disability ($)

Jeffery A. Surges(1)	691,746	–––	–––	2,140,746	(2)	–––	–––

Justin C. Dearborn(3)	300,000	–––	–––	1,591,000	(2)	–––	–––

Steven M. Oreskovich(3)	225,000	–––	–––	565,688	(2)	–––	–––

Ann G. Mayberry–French(4)	–––	–––	–––	172,625	(5)	–––	–––
___________________

(1)
On November 5, 2010, we entered into an employment agreement with Mr. Surges that provides for his annual base salary through the date of termination and his actual annual bonus for the prior fiscal year to the extent not theretofore paid, (ii) a cash severance in an aggregate amount equal to Mr. Surges’ annual base salary plus fifty percent (50%) of his annual target bonus, which cash severance will be payable over twelve (12) months, and including welfare benefits for a period of twelve (12) months, conditioned on Mr. Surges’ execution of a release agreement.

(2)	The amount listed also reflects the intrinsic value of the unvested stock options that would fully vest upon a change in control of the Company.

(3)
On July 3, 2008, we entered into letter agreements with Mr. Dearborn and Mr. Oreskovich that provide for twelve (12) months’ base salary as severance upon a termination other than for cause and other than due to the executive officer’s death or disability, which cash severance will be payable over twelve (12) months, conditioned on their respective execution of a release agreement.

(4)	Ms. Mayberry–French does not have a letter agreement with the Company.

(5)	The amount listed reflects the intrinsic value of the unvested stock options that would fully vest upon a change in control of the Company.

COMPENSATION OF NON–EMPLOYEE DIRECTORS

Beginning in June 2008, in connection with the investment by Merrick in our Company, we stopped paying cash compensation to our non–employee Directors and instead made a stock option grant to each of our non–employee Directors that vests over sixteen (16) equal quarterly increments having an exercise price equal to the closing price of our shares on the respective dates of grant.

For fiscal 2011, none of our Directors received any cash or equity compensation for their service on the Board.

The final tranche of stock options that we granted to our non-employee Directors in 2008 will vest on May 31, 2012 for Messrs. Brown, Hartemayer, Reck and Stearns, and on August 31, 2012 for Mr. Ferro.  Accordingly, in March 2012, we granted our non–employee Directors stock options that vest in equal annual installments over a period of four (4) years as follows:  225,000 to each of Messrs. Brown, Hartemayer and Reck; 300,000 to Mr. Stearns in recognition of his service as the Chairman of our Audit Committee; and 800,000 to Mr. Ferro in recognition of his service as the Chairman of our Board.  These awards are a continuation of our practice to issue to our non–employee Directors stock option awards with multiple year vesting schedules rather than making annual grants.

Our employee Directors, Mr. Dearborn and Mr. Surges, do not receive any consideration for their service on the Board.

OUTSTANDING EQUITY AWARDS OF DIRECTORS AT FISCAL YEAR END

The following table contains information concerning equity awards held by our non–employee Directors that were outstanding as of December 31, 2011.

	Option Awards(1)
Name	Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($ / Share)	Expiration Date	Aggregate Number of Securities Underlying Options (#)

Dennis Brown	5,000		9.78	05/21/2013	295,000
	10,000		16.19	05/20/2014
	15,000		17.50	06/01/2015
	15,000		6.59	12/27/2016
	10,000		5.52	01/30/2017
	15,000		6.01	05/10/2017
	225,000	(2)	1.47	08/18/2018

Michael W. Ferro, Jr.	400,000	(3)	0.57	11/19/2018	400,000

Gregg G. Hartemayer	225,000	(2)	1.47	08/18/2018	225,000

Richard A. Reck	411		7.46	04/23/2013	285,411
	5,000		9.78	05/21/2013
	10,000		16.19	05/20/2014
	15,000		17.50	06/01/2015
	15,000		6.59	12/27/2016
	15,000		6.01	05/10/2017
	225,000	(2)	1.47	08/18/2018

Neele E. Stearns, Jr.	300,000	(4)	1.47	08/18/2018	300,000
___________________

(1)
All options are fully vested and exercisable, with the exception of the options granted on August 19, 2008 with an August 18, 2018 expiration date, and the options granted on November 20, 2008 with a November 19, 2018 expiration date, which options vest and are exercisable as noted below.

(2)
Options vest in sixteen (16) equal quarterly increments of 14,062.5 shares, with the first increment vesting on the date of grant, August 19, 2008, with subsequent increments vesting on November 30, February 28, May 31 and August 31 thereafter.

(3)
Options vest in sixteen (16) equal quarterly increments of 25,000 shares, with the first increment vesting on the date of grant, November 20, 2008, with subsequent increments vesting on February 28, May 31, August 31 and November 30 thereafter.

(4)
Options vest in sixteen (16) equal quarterly increments of 18,750 shares, with the first increment vesting on the date of grant, August 19, 2008, with subsequent increments vesting on November 30, February 28, May 31 and August 31 thereafter.

EQUITY COMPENSATION PLAN SUMMARY

The following table provides information about the Company’s equity compensation plans as of December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options		Weighted–average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	9,191,034	(1)	$3.14	3,971,100	(2)
Equity compensation plans not approved by stockholders	––		––	––
Total	9,191,034		$3.14	3,971,100
____________

(1)	Represents outstanding options to purchase the Company’s Common Stock.

(2)	Represents options available to purchase the Company’s Common Stock under the 2005 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 20, 2012, the beneficial ownership of shares of our Common Stock, by:  (i) each person that is known to us to beneficially own or exercise the voting or dispositive control of five percent (5%) or more of our outstanding Common Stock; (ii) each of our Directors and Named Executive Officers; and (iii) all of our Directors and Named Executive Officers as a group.  Except pursuant to marital property laws or as otherwise indicated in the footnotes to the table, each of the stockholders named below has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.  In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within sixty (60) days.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage of Total Outstanding
Michael W. Ferro, Jr. (3)	32,398,637	34.99%
Merrick RIS, LLC	31,523,637	34.18%
FMR LLC (4)	6,104,672	6.62%
Dennis Brown	706,927	(	*)
Justin C. Dearborn	790,022	(	*)
Gregg G. Hartemayer	313,640	(	*)
Ann G. Mayberry–French	136,371	(	*)
Steven M. Oreskovich	456,592	(	*)
Richard A. Reck	535,049	(	*)
Neele E. Stearns, Jr.	521,610	(	*)
Jeffery A. Surges	726,563	(	*)
All Directors and Executive Officers as a Group (9 persons)	36,585,611	38.24%

(*)           Less than 1% of outstanding Common Stock.
__________________

(1)
The business address of each beneficial owner who is also a Director of or Named Executed Officer of Merge Healthcare is c/o Merge Healthcare Incorporated, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601, with the exception of Mr. Oreskovich whose business address is c/o Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029.  The business address for Merrick RIS, LLC is 350 North Orleans Street, 10th Floor, Chicago, Illinois 60654.  The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)
Share amounts include the following numbers of shares of Common Stock which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within sixty (60) days of April 20, 2012:  375,000 for Mr. Ferro; 295,000 for Mr. Brown; 650,000 for Mr. Dearborn; 225,000 for Mr. Hartemayer; 100,000 for Ms. Mayberry–French; 397,500 for Mr. Oreskovich; 285,411 for Mr. Reck; 300,000 for Mr. Stearns; 726,563 for Mr. Surges; and 3,354,474 for all Directors and Named Executive Officers as a group.

(3)
Includes 31,523,637 shares held by Merrick.  Mr. Ferro is the Chairman and Chief Executive Officer of Merrick.  Also includes 500,000 shares held by Merrick Ventures.  Mr. Ferro is the Chairman and Chief Executive Officer of Merrick Ventures.

(4)
As reported on a Schedule 13G filed with the Commission on February 14, 2012, by FMR LLC, a parent holding company, of which FMR LLC has sole voting power with respect to 1,800 of the number of shares beneficially owned and sole dispositive power with respect to 6,104,672 of the number of shares beneficially owned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5).  The Commission requires executive officers, directors and greater than ten percent (10%) stockholders to furnish us with copies of all these forms filed with the Commission.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers, directors and greater than ten percent (10%) stockholders complied with their reporting obligations during 2011.

STOCKHOLDER PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

BACKGROUND

The Audit Committee of our Board has selected BDO USA, LLP, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  BDO Seidman, LLP, which subsequently changed its name to BDO USA, LLP, is our independent registered public accounting firm and has audited our consolidated financial statements for the four (4) years ended December 31, 2011.

Representatives of BDO USA, LLP will be present at our Annual Meeting.  They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

REASONS FOR THE PROPOSAL

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee of our Board is seeking ratification of its selection of BDO USA, LLP as a matter of good corporate practice.  If our stockholders do not ratify this selection, the Audit Committee of our Board will reconsider whether or not to retain BDO USA, LLP as the Company’s independent registered public accounting firm for 2012.  Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

To ratify the selection of BDO USA, LLP as our independent registered public accounting firm, the votes cast for ratification must be the majority of shares present and entitled to vote (in person or by proxy) at the Annual Meeting.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of BDO USA, LLP as our independent registered public accounting firm for 2012.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the 2012 fiscal year.

AUDIT AND NON–AUDIT FEES

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of Merge Healthcare’s annual financial statements for the years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit fees (*)	$1,165,712	$1,524,544
Audit–related fees	––	––
Tax	––	––
All other fees	––	––
Total fees	$1,165,712	$1,524,544
___________________

(*)	Audit fees include fees for the annual financial statement audit, quarterly reviews, comfort letters, consents and review of, and assistance with, Current Reports on Form 8–K.

POLICY ON AUDIT COMMITTEE PRE–APPROVAL OF AUDIT AND PERMISSIBLE NON–AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with the Commission and the Public Company Accounting Oversight Board (“PCAOB”) requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre–approve all audit and permissible non–audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for each year’s audit, management will submit a list to the Audit Committee for its approval of services and related fees expected to be rendered and fees expected to be incurred during that year within each of four (4) categories of services to the Audit Committee for approval.

•
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including quarterly reviews, comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

•
Audit–Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax–related activities, primarily in the area of corporate development; supporting other tax–related regulatory requirements; and tax compliance and reporting.  The Company generally does not request such services from the independent registered public accounting firm.

•
All Other services are those services not captured in the audit, audit–related or tax categories.  The Company generally does not request such services from the independent registered public accounting firm.

The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre–approval categories.  In those instances, the Audit Committee requires specific pre–approval before engaging the independent registered public accounting firm.  The Audit Committee may delegate pre–approval authority to one or more of its members.  The member to whom such authority is delegated must report any pre–approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

We, the members of the Audit Committee, represent the following:

1.	The Audit Committee has reviewed and discussed Merge Healthcare’s audited financial statements with management;

2.
The Audit Committee has discussed with BDO USA, LLP, Merge Healthcare’s independent registered public accounting firm for fiscal year 2011, the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented;

3.
The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board rule that relates to independence (Rule 3526), as may be modified or supplemented, and has discussed with BDO USA, LLP, its independence as Merge Healthcare’s independent registered public accounting firm; and

4.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in Merge Healthcare’s Annual Report on Form 10–K for the year ended December 31, 2011, for filing with the Commission.

The Audit Committee

Neele E. Stearns, Jr., Chairperson
Dennis Brown
Gregg G. Hartemayer
Richard A. Reck

STOCKHOLDER PROPOSALS

We did not receive any stockholder proposals for inclusion in this year’s Proxy Statement.  If a stockholder wishes to present a proposal to be included in the proxy statement for the next Annual Meeting of Stockholders, the proposal must be submitted in writing and received by our General Counsel and Corporate Secretary at our offices no later than December 31, 2012.

To bring business before an Annual Meeting, a stockholder must submit a timely notice that complies with the requirements of our Bylaws.  Our Bylaws require, among other things, that the notice contain a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend our Bylaws, the language of the proposed amendment, the Stockholder’s reasons for conducting the business at the meeting and any material interest in such business of the stockholder.  Our Bylaws are available free of charge on file with the Commission, by searching the EDGAR archives at www.sec.gov, on line at www.merge.com/company/investors/corporate-governance.aspx, or by written request to our General Counsel and Corporate Secretary at 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601.

ANNUAL REPORT ON FORM 10–K

We will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of our Company’s Annual Report on Form 10–K for the year ended December 31, 2011.  Requests should be made to the office of the General Counsel and Corporate Secretary at 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601; telephone number (312) 565–6868 or at shareholderinfo@merge.com.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Elect seven (7) individuals to serve as Directors until the next annual meeting of Stockholders or otherwise as provided in the Company's Bylaws (check one box). O Dennis Brown O Justin C. Dearborn O Michael W. Ferro, Jr. O Gregg G. Hartemayer O Richard A. Reck O Neele E. Stearns, Jr. O Jeffery A. Surges 2. Ratify the Company's appointment of the firm BDO USA, LLP as the Company's independent registered public accounting firm for the 2012 fiscal year. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. The Board of Directors recommends a vote FOR all director nominees and FOR proposal number two. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: 2012 ANNUAL MEETING OF STOCKHOLDERS OF MERGE HEALTHCARE INCORPORATED June 18, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 20730000000000000000 5 061812 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10-K and proxy card are available at www.merge.com/annualmeeting/